AMENDMENT TO THE CUSTODY AGREEMENT

This Amendment is entered into as of the 19th day of December, 2013 to amend the Custody Agreement dated October 1, 1999 (the "Agreement") by and between Westcore Trust (the "Fund") and the Bank of New York Mellon (formerly The Bank of New York) (the "Custodian").

WHEREAS, the Fund and the Custodian have entered previously into the Agreement;

WHEREAS, pursuant to Article XX of the Agreement, the Fund and the Custodian wish to amend certain provisions of said Agreement;

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

  To delete Appendix B of the Agreement and substitute it with Appendix B attached hereto.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

The Fund and the Custodian each hereby represents and warrants to the other that is has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind the Fund or the Custodian to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.